                                                                    Exhibit 23.1

                                  Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of SWMX, Inc. (formerly Soft Wave
Media, LLC) of our report dated June 9, 2006 relating to the financial statements for the period from inception (August 23, 2005) to December 31, 2005.

We also consent to the reference to us under the heading "Experts" in the
Prospectus.

Our report on the financial statements dated June 9, 2006, contains an explanatory paragraph that states:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a significant net loss since its inception and has a working capital deficiency of $4,264,697 as of December 31, 2005, which raise substantial doubt about its ability to continue as a going concern.
Management's plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, P.C.
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Amper, Politziner & Mattia, P.C.

New York, New York
September 14, 2006